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                                                                  EXHIBIT 3(ii)a

                             FORTUNE BRANDS, INC.

                               BY-LAW AMENDMENTS

                         ADOPTED ON SEPTEMBER 24, 2001

                          EFFECTIVE SEPTEMBER 24, 2001


     Article III, Section 1 was amended to read in its entirety as follows:

     Section 1. Regular meetings of the Board of Directors shall be held at such places and on such dates and times as may from time to time be designated by the directors, the Chairman of the Board, or the President. Special meetings may be called at any time by the Chairman of the Board or upon the request of any three directors.